ARTICLES OF SHARE EXCHANGE
                                    OF
          INNOVATIVE TECHNOLOGIES, INC., a Florida Corporation,
                                   with
     STANFIELD EDUCATIONAL ALTERNATIVES, INC., a Florida Corporation


       ARTICLES OF SHARE EXCHANGE between INNOVATIVE TECHNOLOGIES, INC., a Florida corporation ("INNOVATIVE.") and STANFIELD
  EDUCATIONAL ALTERNATIVES, INC., a Florida corporation
  ("STANFIELD").

       Under Section 607.1105 of the Florida Business Corporation Act (the "Act"), INNOVATIVE and STANFIELD adopt the following Articles of Share Exchange:

       1. The Agreement and Plan of Share Exchange dated December 10, 1999 ("Plan of Share Exchange"), between INNOVATIVE and
  STANFIELD was approved and adopted by the Board of Directors of INNOVATIVE on December 13, 1999 and was adopted by the shareholders of STANFIELD on December 13, 1999.

       2. Under the Plan of Share Exchange, all issued and outstanding shares of STANFIELD 's stock will be exchanged for shares of Common Stock of INNOVATIVE and STANFIELD will become a wholly owned subsidiary of INNOVATIVE.

       3. The Plan of SHARE Exchange is attached as Exhibit A and incorporated by reference as if fully set forth.

       4. Under Section 607.1105(1)(b) of the Act, the date and time of the effectiveness of the SHARE Exchange shall be on the filing of these Articles of Share Exchange with the Secretary of State of Florida.

       IN WITNESS WHEREOF, the parties have set their hands on December 15, 1999.

  ATTEST:                               Innovative Technologies,Inc.


  Innovative Technologies, Inc.         /s/Lawrence Stanfield
                                        President

  /s/Kevin Price
  Secretary

  ATTEST:                               Stanfield Educational
                                        Alternatives, Inc.


  Stanfield Educational
  Alternatives, Inc.                    /s/Lawrence Stanfield
                                        President

  /s/Kevin Price
  Secretary


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                             EXHIBIT "A"

                       PLAN OF SHARE EXCHANGE

       This Plan of Share Exchange ("Plan") is entered into between INNOVATIVE TECHNOLOGIES, INC.("Acquiror") and STANFIELD
  EDUCATIONAL ALTERNATIVES, INC. ("Acquiree").

       1. Distribution to Shareholders. On the Effective Date, all of the shareholders of Acquiree not dissenting from the Plan shall exchange all of the outstanding stock of Acquiree at the Conversion Ratio of two (2) shares of Acquiree shares for one (1) share of Acquiror's shares and Acquiree shall become a wholly owned subsidiary of Acquiror.

       2. Satisfaction of Rights of Acquiree's Shareholders. All shares of Acquiror's stock into which shares of Acquiree's stock have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

       3. Fractional Shares. Fractional shares of Acquiror's stock will not be issued to the holders of Acquiree's stock. Former holders of Acquiree's stock who would be entitled to receive fractional shares of Acquiror's stock on the Effective Date shall receive one full share for any fractional share due.

       4. Supplemental Action. If at any time after the Effective Date, Acquiror shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Acquiror or Acquiree, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

       5.   Filing with the Florida Secretary of State and
  Effective Date. On the Closing, as provided in the Agreement and Plan of Share Exchange of which this Plan is a part, Acquiror and Acquiree shall cause their respective Presidents (or Vice
  Presidents) to execute Articles of Share Exchange in the form attached to this Plan and, on execution, this Plan shall be deemed incorporated by reference into the Articles of Share
  Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Florida Secretary of State. In accordance with Section 607.1105(1)(b) of the Florida Business Corporation Act (the "Act"), the Articles of Share Exchange shall specify the "Effective Date." The Effective
  Date shall be December 10, 1999 or the filing date of the Articles/later, as specified herein or in the Agreement and Plan of Share Exchange.

       6. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by Acquiror or Acquiree by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of Acquiree by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with Section 607.1103 of the Act.


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       7.   Termination. At any time before the Effective Date
  (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of Acquiree.



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